EXHIBIT 99.1
Company Contact:
Steve Heit
President and Chief Financial Officer
800 524-2720
FOR IMMEDIATE RELEASE
CCA INDUSTRIES, INC. REPORTS SECOND QUARTER RESULTS AND DIVIDEND
East Rutherford, NJ, July 18, 2013: CCA Industries, Inc. (NYSE MKT: “CAW”) announced today its results for the second quarter ended May 31, 2013.
The Company reported total revenues for the second quarter ended May 31, 2013 of $11,262,212 and a net loss of $156,836. For the same period of 2012, the Company had revenues of $14,710,472 and net income of $302,100. The basic and fully diluted loss per share for the second quarter of 2013 was $0.02 as compared to a basic and fully diluted earnings per share of $0.04 for same period of 2012. Total revenues for the six months ended May 31, 2013 were $23,061,861, as compared to $28,398,720, for the same period in 2012. The Company reported a net loss for the first six months of fiscal 2013 of $1,172,226, as compared to net income of $389,634 for the same period in fiscal 2012. The basic and fully diluted loss per per share for the six months ended May 31, 2013 was $0.17 as compared to the basic and fully diluted earnings per share of $0.06 for the same period in 2012.
The Company also announced today that its Board of Directors has approved a dividend of $0.07 per share for the second quarter of fiscal 2013, payable to all shareholders of record as of August 2, 2013, and to be paid on September 3, 2013.
"The Company is still continuing to upgrade its sales and marketing operations. Although the second quarter results were an improvement from the first quarter, it was not as good as we had planned. Nevertheless as indicated in my previous shareholders' letter, I am still confident the Company will begin to provide profitable sales in the fourth quarter," stated David Edell, Chief Executive Officer.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash 'N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.
Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three months ended	May 31, 2013	May 31, 2012
Revenues	$11,262,212	$14,710,472

Net (Loss) Income	$(156,836)	$302,100

(Loss) Earnings per Share:
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.04
Weighted Average Common Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442

 CCA INDUSTRIES, INC.

Six months ended	May 31, 2013	May 31, 2012
Revenues	$23,061,861	$28,398,720

Net (Loss) Income	$(1,172,226)	$389,634

(Loss) Earnings per Share:
Basic	$(0.17)	$0.06
Diluted	$(0.17)	$0.06
Weighted Average Common Shares Outstanding
Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442